EXHIBIT 99.1

OCI Resources LP Appoints New Chief Financial Officer
Kevin L. Kremke Joins OCI Resources to Drive Ongoing Financial Growth

(Atlanta, Ga.) May 29, 2014- OCI Resources LP (NYSE: OCIR), an Atlanta-based master limited partnership, announced today the appointment of Kevin L. Kremke as chief financial officer. Choungho “Charles” Kim, the current chief financial officer for OCI Resources, has accepted a position as chief financial officer of OCI Energy LLC. Both appointments are effective June 2, 2014.

OCI Resources Director and CEO Kirk H. Milling said, “We are pleased to welcome Kevin to OCI. Kevin brings a wealth of operational and financial experience with MLPs, and his leadership skills will further strengthen our executive team as we continue to drive our strategic business transformation. We also thank Charles Kim for his leadership and financial acumen during OCI’s first nine months as a public company. We are grateful for his hard work and dedication to OCI Resources and wish him continued success in his new role.”

Kremke brings nearly 20 years of experience to OCI Resources, including extensive operational and financial experience with both publicly- and privately-held companies. Most recently, Kremke served as vice president, finance and strategic planning for Cheniere Energy, Inc. in Houston. Prior to joining Cheniere, he served as vice president, energy structuring and supply for Spark Energy, also in Houston. Kremke brings additional financial leadership experience from Reliant Energy and NiSource Inc.

Kremke earned his M.B.A. in finance and strategic management from the University of Chicago Booth School of Business and earned his B.S. in marketing from Ball State University in Muncie, Ind.

###

About OCI Resources LP
OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming, L.P. ("OCI Wyoming"), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

Media Contact:
Amy McCool
(770) 375-2321
AMcCool@ocienterprises.com